Exhibit 10.2
EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is dated as of April 19, 2011, between Novavax, Inc., a Delaware corporation having its principal office at 9920 Belward Campus Drive, Rockville, MD 20850 (“Novavax” or the “Company”), and Stanley C. Erck, an individual (“Executive”).

The Company and Executive hereby agree as follows:

1.           Employment. The Company hereby employs Executive and Executive hereby accepts employment as President and Chief Executive Officer upon the terms and conditions hereinafter set forth. As used throughout this Agreement, “Company” shall mean and include any and all of its present and future subsidiaries and any and all subsidiaries of a subsidiary. Executive warrants and represents that he is free to enter into and perform this Agreement and is not subject to any employment, confidentiality, non-competition or other agreement which prohibits, restricts, or would be breached by either his acceptance or his performance of this Agreement.

2.           Duties. During the Term (as hereinafter defined), Executive shall devote his full business time to the performance of services as President and Chief Executive Officer of Novavax, performing such services, assuming such responsibilities and exercising such authority as are set forth in the Bylaws of the Company for such offices and assuming such other duties and responsibilities as prescribed by the Board of Directors. During the Term, Executive’s services shall be completely exclusive to the Company and he shall devote his entire business time, attention and energies to the business of the Company and the duties which the Company shall assign to him from time to time. Executive agrees to perform his services faithfully and to the best of his ability and to carry out the policies and directives of the Company. Notwithstanding the foregoing, it shall not be a violation of this Agreement for the Executive to serve as a director of any company whose products do not compete with those of the Company and to serve as a director, trustee, officer, or consultant to a charitable or non-profit entity; provided that such service does not adversely affect Executive’s ability to perform his obligations hereunder. Executive agrees to take no action which is in bad faith and prejudicial to the interests of the Company during his employment hereunder. Executive shall be based at the Company’s headquarters, currently in Rockville, Maryland, and he also will be required from time to time to perform duties hereunder for reasonably short periods of time outside of said area.

3.           Term. The term of this Agreement shall begin on April 19, 2011 and continue until the anniversary date thereof unless earlier terminated pursuant to Section 7 hereof (the “Term”) and shall be renewed automatically for additional twelve-month periods on the terms set forth herein, as they may be modified from time to time by mutual agreement, unless one of the Company or the Executive provides notice of non-renewal to the other at least 30 days before the expiration of the then current term. The parties acknowledge that the employment hereunder is employment at will.

4.           Compensation.

(a)           Base Compensation. For all Executive’s services and covenants under this Agreement, the Company shall pay Executive an annual salary, which initially shall be $400,000 per year as of the date of this Agreement, and the Board of Directors will review and consider for increase annually based on the Executive’s and the Company’s performance. Executive’s salary and benefits will be payable in accordance with the Company’s payroll policy as constituted from, time to time. The Company may withhold from any amounts payable under this Agreement all required federal, state, city or other taxes and all other deductions as may be required pursuant to any law or government regulation or ruling or as otherwise lawfully authorized by Executive.

(b)           Bonus Program. The Company agrees to pay Executive a performance and incentive bonus in respect of Executive’s employment with the Company each year, in an amount determined by the Board of Directors (or any committee of the Board of Directors authorized to make that determination) to be appropriate based upon the Company’s achievement of its annual corporate goals (“Company Goals”). Executive’s target for such bonus shall be 50% of Executive’s base salary during the year to which the bonus relates based on performance, however, Executive’s actual bonus percentage may be adjusted based on the review and determination of the Board of Directors. Any such bonus shall be payable no later than 45 days after the filing of the Company’s Annual Statement on Form 10-K for the year for which the bonus applies. The bonus shall be paid out partly in cash and partly in shares of restricted stock, in the discretion of the Board of Directors.

(c)           Stock Awards. Subject to approval by the Board of Directors (or any committee of the Board of Directors authorized to make that determination), the Company will grant Executive an option to purchase 850,000 shares of the Company’s Common Stock ($.01 par value) at an exercise price equal to the closing price of the Company’s Common Stock on the later date of April 19, 2011 or the date of such Board of Directors’ approval.  The option described above will vest as to one-fourth of the award on each of the first four (4) anniversaries of the date of grant.  Executive will be eligible for additional stock awards based upon performance subject to the approval of the Board of Directors.

5.           Reimbursable Expenses. Executive shall be entitled to reimbursement for reasonable expenses incurred by him in connection with the performance of his duties hereunder in accordance with such procedures and policies for executive officers as the Company has heretofore or may hereafter establish. Any reimbursement for expenses that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect the Executive’s right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

6.           Benefits.

(a)           Executive shall be entitled to five weeks of paid vacation time per year, calculated and administered in accordance with Company policies for executive officers in effect from time to time. The Executive shall be entitled to all other benefits associated with normal full time employment in accordance with Company policies.

(b)           Executive shall be entitled to participate in the Company’s Change of Control Severance Benefit Plan adopted August 10, 2005, as amended and restated on July 26, 2006 and further amended on December 31, 2008 (the “Change in Control Plan”).

7.           Termination of Employment.

(a)           Notwithstanding any other provision of this Agreement, Executive’s employment may be terminated, without such action constituting a breach of this Agreement:

(i)           By the Company, for “Cause,” as defined in Section 7(b) below;

(ii)           By the Company, without Cause, or by notice to Executive of its decision not to renew this Agreement;

(iii)           By the Company, upon 30 days’ notice to Executive, if he should be prevented by illness, accident or other disability (mental or physical) from discharging his duties hereunder for one or more periods totaling three consecutive months during any twelve-month period;

(iv)           By the Executive with “Good Reason”, as defined in Section 7(c) below, within 30 days of the occurrence or commencement of such Good Reason; and

(v)           By the event of Executive’s death during the Term.

(b)           “Cause” shall mean (i) Executive’s willful failure or refusal to perform in all material respects the services required of him hereby, (ii) Executive’s willful failure or refusal to carry out any proper and material direction by the Board of Directors with respect to the services to be rendered by him hereunder or the manner of rendering such services, (iii) Executive’s willful misconduct in the performance of his duties hereunder, (iv) Executive’s commission of an act of fraud, embezzlement or theft or a felony involving moral turpitude, (v) Executive’s use or disclosure of Confidential Information (as defined in Section 10 of this Agreement), other than for the benefit of the Company in the course of rendering services to the Company or (vi) Executive’s engagement in any activity prohibited by Section 11 of this Agreement. For purposes of this Section 7, the Company shall be required to provide Executive a specific written warning with regard to any occurrence of subsections (b)(i), (ii) and (iii) above, which warning shall include a statement of corrective actions and a 30 day period for the Executive to respond to and implement such actions, prior to any termination of employment by the Company pursuant to Section 7(a)(i) above.

(c)           “Good Reason” shall mean: (i) any significant diminution of Executive’s responsibilities and authority, other than in connection with the termination of Executive’s employment for Cause, without his consent, including, for the avoidance of doubt, requiring that Executive report to someone other than the Board of Directors, or ceasing to be the President and Chief Executive Officer of a public company; (ii) any breach of this Agreement by the Company; or (iii) Executive’s annual base salary is reduced below the annual amount set forth in this Agreement.

8.           Separation Pay.

(a)           Subject to Executive’s execution and delivery to the Company of the Company’s standard form of Separation and Release Agreement, the Company shall pay Executive an amount equal to the Separation Pay as defined here, upon the occurrence of the applicable Separation Event, as defined below, but in no case later than 45 days following Ciompany’s receipt of the executed Seperation and Release Agreement. “Separation Pay” shall mean a lump sum amount equal to eighteen (18) months of Executive’s then effective base salary. Separation Pay shall each be payable in accordance with the Company’s payroll policy as constituted from time to time, and shall be subject to withholding of all applicable federal, state and local taxes and any other deductions required by applicable law. In the event of Executive’s death, the Company’s obligation to pay further compensation hereunder shall cease forthwith, except that Executive’s legal representative shall be entitled to receive his fixed compensation for the period up to the last day of the month in which such death shall have occurred.

(b)           In addition to the Separation Pay, if Executive elects to continue participation in the Company’s medical plans as provided by COBRA, Company will pay 100% of Executive’s COBRA premiums for eighteen (18) months.

(c)           In the event of a Separation Event, as defined below, Executive shall be entitled to accelerated vesting of 50% of the unvested portion of each stock option and/or restricted stock grant made by the Company and held by Executive at the time of termination. Executive shall have the right to exercise all outstanding vested stock options held at termination (including those accelerated under this provision) during the twelve (12) month period following the date of termination.

(d)           “Separation Event” shall mean:

(i)           the Company’s termination of Executive’s employment by the Company without Cause, during the Term; or

(ii)           the termination of Executive’s employment by the Executive for Good Reason; or

(iii)           the Company elects not to renew this Agreement in accordance with Section 3 above.

9.             All Business to be Property of the Company; Assignment of Intellectual Property.

(a)           Executive agrees that any and all presently existing business of the Company and all business developed by him or any other employee of the Company including without limitation all contracts, fees, commissions, compensation, records, customer or client lists, agreements and any other incident of any business developed, earned or carried on by Executive for the Company is and shall be the exclusive property of the Company, and (where applicable) shall be payable directly to the Company.

(b)           Executive hereby acknowledges that any plan, method, data, know-how, research, information, procedure, development, invention, improvement, modification, discovery, design, process, work of authorship, documentation, formula, technique, trade secret or intellectual property right whatsoever or any interest therein whether patentable or non-patentable, patents and applications therefor, trademarks and applications therefor or copyrights and applications therefor (herein sometimes collectively referred to as “Intellectual Property”) made, conceived, created, invested, developed, reduced to practice and/or acquired by Executive solely or jointly with others during the Term is the sole and exclusive property of the Company, as work for hire, and that he has no personal right in any such Intellectual Property, Executive hereby grants to the Company (without any separate remuneration or compensation other than that received by him from time to time in the course of his employment) his entire right, title and interest throughout the world in and to, all Intellectual Property, which is made, conceived, created, invested, developed, reduced to practice and/or acquired by him solely or jointly with others during the Term.

10.           Confidentiality. Executive acknowledges his obligation of confidentiality with respect to all proprietary, confidential and non-public information of the Company, including all Intellectual Property. Executive shall not, either during the Term or thereafter, use for any purpose other than the furtherance of the Company’s business, or disclose to any person other than a person with a need to know such confidential, proprietary or non-public information for the furtherance of the Company’s business who is obligated to maintain the confidentiality of such information, any information concerning any Intellectual Property, or other confidential, proprietary or non-public information of the Company, whether Executive has such information in his memory or such information is embodied in writing or other tangible form. All originals and copies of any of the foregoing, however and whenever produced, shall be the sole property of the Company. Upon the termination of Executive’s employment in any manner or for any reason, Executive shall promptly surrender to the Company all copies of any of the foregoing, together with any documents, materials, data, information and equipment belonging to or relating to the Company’s business and in his possession, custody or control, and Executive shall not thereafter retain or deliver to any other person any of the foregoing or any summary or memorandum thereof.

11.           Non-Competition Covenant. As the Executive has been granted options to purchase stock in the Company and as such has a financial interest in the success of the Company’s business and as Executive recognizes that the Company would be substantially injured by Executive competing with the Company, Executive agrees and warrants that within the United States, he will not, unless acting with the Company’s express prior written consent, directly or indirectly, while an employee of the Company and during the Non-Competition Period, as defined below, engage in the development, production, marketing or sale of products that compete (or, upon commercialization, would compete) with products or candidate products that, as of the date of Executive’s termination or any date during the following six (6) months, are in clinical development, awaiting regulatory licensure or being actively marketed or sold by the Company; provided, however, that Executive may own, and exercise rights with respect to, less than one percent of the equity of any publicly traded company. The “Non-Competition Period” shall be a period of eighteen (18) months following termination of employment.

Executive and the Company are of the belief that the period of time and the area herein specified are reasonable in view of the nature of the business in which the Company is engaged and proposes to engage, the state of its business development and Executive’s knowledge of this business; however, if such period or such area should be adjudged unreasonable in any judicial proceeding, then the period of time shall be reduced by such number of months or such area shall be reduced by elimination of such portion of such area, or both, as are deemed unreasonable, so that this covenant may be enforced in such area and during such period of time as is adjudged to be reasonable.

12.           Non-Solicitation Agreement. Executive agrees and covenants that he will not, unless acting with the Company’s express written consent, directly or indirectly, during the Term of this Agreement or during the Non-Competition Period (as defined in Section 11 above) solicit, entice or attempt to entice away or interfere in any manner with the Company’s relationships or proposed relationships with any customer, officer, employee, consultant, proposed customer, vendor, supplier, proposed vendor or supplier or person or entity or person providing or proposed to provide research and/or development services to, on behalf of or with the Company.

13.           Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given on actual receipt after having been delivered by hand, mailed by first class mail, postage prepaid, or sent by Federal Express or similar overnight delivery services, as follows: (a) if to Executive, at the address shown at the head of this Agreement, or to such other person(s) or address(es) as Executive shall have furnished to the Company in writing and, if to the Company, to it at the address set forth in the preamble hereto, or to such other person(s) or address(es) as the Company shall have furnished to Executive in writing.

14.           Assignability. In the event of a change of control (as defined in the Change of Control Plan), the terms of this Agreement shall inure to the benefit of, and be assumed by, the successor to the Company or the acquiring person in such change in control transaction. This Agreement shall not be assignable by Executive, but it shall be binding upon, and to the extent provided in Section 8, shall inure to the benefit of, his heirs, executors, administrators and legal representatives.

15.           Entire Agreement. This Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof and there have been no oral or other prior agreements of any kind whatsoever as a condition precedent or inducement to the signing of this Agreement or otherwise concerning this Agreement or the subject matter hereof. Notwithstanding the foregoing, Executive acknowledges that he is required as a condition to continued employment, to comply at all times, with the Company’s policies affecting employees, including the Company’s published Code of Ethics, as in effect from time to time. Executive also acknowledges that the Non-Disclosure and Non-Competition Agreement he signed upon becoming an employee remains in full force and effect despite the changes in his employment status with the Company.

16.           Equitable Relief. Executive recognizes and agrees that the Company’s remedy at law for any breach of the provisions of Sections 9, 10, 11 or 12 hereof would be inadequate, and he agrees that for breach of such provisions, the Company shall, in addition to such other remedies as may be available to it at law or in equity or as provided in this Agreement, be entitled to injunctive relief and to enforce its rights by an action for specific performance. Should Executive engage in any activities prohibited by this Agreement, he agrees to pay over to the Company all compensation, remuneration or monies or property of any sort received in connection with such activities; such payment shall not impair any rights or remedies of the Company or obligations or liabilities of Executive which such parties may have under this Agreement or applicable law.

17.           Amendments. This Agreement may not be amended, nor shall any change, waiver, modification, consent or discharge be effected except by written instrument executed by the Company and Executive.

18.           Severability. If any part of any term or provision of this Agreement shall be held or deemed to be invalid, inoperative or unenforceable to any extent by a court of competent jurisdiction, such circumstances shall in no way affect any other term or provision of this Agreement, the application of such term or provision in any other circumstances, or the validity or enforceability of this Agreement. Executive agrees that the restrictions set forth in Sections 11 and 12 above (including, but not limited to, the geographical scope and time period of restrictions) are fair and reasonable and are reasonably required for the protection of the interests of the Company and its affiliates. In the event that any provision of Section 11 or 12 relating to time period and/or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, said time period and/or areas of restriction shall be deemed to become and thereafter be the maximum time period and/or areas which such court deems reasonable and enforceable.

19.           Paragraph Headings. The paragraph headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation hereof.

20.           Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the law of the State of Maryland, without regard to the principles of conflict of laws thereof.

21.           Resolution of Disputes. With the exception of proceedings for equitable relief brought pursuant to Section 16 of this Agreement, any disputes arising under or in connection with this Agreement including, without limitation, any assertion by any party hereto that the other party has breached any provision of this Agreement, shall be resolved by arbitration, to be conducted in Baltimore, Maryland, in accordance with the rules and procedures of the American Arbitration Association. The parties shall bear equally the cost of such arbitration, excluding attorneys’ fees and disbursements which shall be borne solely by the party incurring the same; provided, however, that if the arbitrator rules in favor of Executive on at least one material component of the dispute, Company shall be solely responsible for the payment of all costs, fees and expenses (including without limitation Executive’s reasonable attorney’s fees and disbursements) of such arbitration. The Company shall reimburse Executive for any such fees and expenses incurred by Executive in any calendar year within a reasonable time following Executive’s submission of a request for such reimbursement, which in no case shall be later than the end of the calendar year following the calendar year in which such expenses were incurred. Executive shall submit any such reimbursement request no later than the June 30th next following the calendar year in which the fees and expenses are incurred. In the event the arbitrator rules against Executive, Executive shall repay the Company the amount of such reimbursed expenses no later than 180 days following the date as of which such arbitrator’s decision becomes final. The provisions of this Section 21 shall survive the termination for any reason of the Term (whether such termination is by the Company, by Executive or upon the expiration of the Term).

22.           Indemnification; Insurance. The Executive shall be entitled to liability and expense indemnification, advancement of expenses and reimbursement to the fullest extent permitted by the Company’s By-laws and Certificate of Incorporation, in effect from time to time. During the Term, the Company will use commercially reasonable efforts to maintain in effect directors’ and officers’ liability insurance no less favorable to Executive than that in effect as of the date of this Agreement.

23.           Survival. Sections 8 through 22 shall survive the expiration or earlier termination of this Agreement, for the period and to the extent specified therein.

IN WITNESS WHEREOF, the parties have executed or caused to be executed under seal this Agreement as of the date first above written.

NOVAVAX, INC.
[SEAL]

	By:	/s/ James F. Young
James F. Young, Ph.D.
Chairman of the Board of Directors

/s/ Stanley C. Erck
Stanley C. Erck